Exhibit 1.4

Investor Relations	Media Relations

Craig Celek CDC Corporation 212.661.2160 craig.celek@cdccorporation.net	Jen Buchhalter Articulate Communications Inc. 617.451.7788 ext. 16 jbuchhalter@articulatepr.com

IMS HEALTH TO STREAMLINE LEAD QUALIFICATION
WITH PIVOTAL MARKETFIRST

VANCOUVER, BC and NORTHAMPTON, UK – May 10, 2006 – Pivotal Corporation, a leading Customer Relationship Management (CRM) solution provider and the CRM division of CDC Software, the enterprise software company of CDC Corporation (NASDAQ: CHINA), today announced that IMS Health has selected Pivotal MarketFirstTM software to automate, track and capture feedback from its marketing initiatives across Europe. With more than 6,900 employees, operating in 100 countries worldwide, IMS Health is the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries.

While reducing the time and cost of managing and delivering customer and prospect interactions over multiple media within multiple countries, Pivotal MarketFirst will allow IMS Health to communicate with its customers in a highly personalized way, creating a more relevant and effective customer experience. Enabling the company to develop content in real-time for fast delivery, automate response management and measure the cost and effectiveness of marketing activities, IMS Health will manage its sales and marketing initiatives more effectively and optimize skills and budgets.

“We have tens of thousands of contacts in our Pivotal contact and opportunity management system and the MarketFirst campaign management tools will allow us to target each with a specific message relevant to them,” said Paul Jenner, director CRM and web marketing for IMS Health.  “MarketFirst will allow us to automate this process quickly without extra resource. We will now be able to automate the distribution, follow up, and capture of email data, newsletters, surveys and event invitations to produce joint marketing campaigns across Europe – something we have not been able to do before.”

“To compete in a highly competitive market driven by evolving technology and new legislation, companies need to target more potential buyers and manage customer communications closely without extra resource or heavy capital outlay,” commented Mark Carlile, vice president and managing director EMEA for CDC Software. “In order to increase sales margins, boost lead conversion rates and strengthen brand identity, companies need to go back their roots and nurture relationships more effectively. IMS Health will be able to use MarketFirst to do just that – profile customers and prospects, target each with a highly personalized message, deliver the message at the right time via the right channel, and ensure consistent and effective follow-up.”

MarketFirst features email and web integration capability, advanced enterprise level security and scalable, open standards based architecture for easy integration with other enterprise software and complete, real-time measurability and reporting. IMS Health will utilize Pivotal MarketFirst within its existing Pivotal CRM system allowing it to track leads and automatically synchronize them for complete transparency across departments and office locations.

Pivotal MarketFirst forms part of the Pivotal CRM suite of business applications designed to automate and integrate the business processes of marketing, sales and service professionals.

About IMS Health
Operating in more than 100 countries, IMS Health is the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries. With $1.8 billion in 2005 revenue and more than 50 years of industry experience, IMS offers leading-edge business intelligence products and services that are integral to clients’ day-to-day operations, including portfolio optimization capabilities; launch and brand management solutions; sales force effectiveness innovations; managed care and over-the-counter offerings; and consulting and services solutions that improve ROI and the delivery of quality healthcare worldwide. Additional information is available at http://www.imshealth.com

About Pivotal Corporation
Pivotal Corporation, a software unit of CDC Corporation (NASDAQ: CHINA), is a leading provider of customer relationship management (CRM) applications to help organizations create superior customer experiences. Pivotal’s CRM applications offer rich functionality, a highly flexible application platform, a full application suite, and best-in-class customization abilities, all with a low total cost of ownership. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins, and customer loyalty. More than 1,800 companies around the world have licensed Pivotal, including Farm Credit Services of America, WCI Communities, Premera Blue Cross, Qiagen, ESRI, AvMed Health Plans, Sharp Electronics Corporation, and CMS Cameron McKenna.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, and partner management. For more information about Pivotal Corporation, please visit www.pivotal.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 4,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA). For more information, please visit www.cdcsoftware.com.

About CDC Corporation
CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review the company has reorganized into two primary operating business units, CDC Software and China.com Inc. For more information about CDC Corporation, please visit the website www.cdccorporation.net.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Pivotal to address the needs of its service sector customers specifically IMS Health, and the ability of IMS Health to streamline operations, accelerate growth and improve client relationships with Pivotal CRM software. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances.  There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the service industry; the continued ability of Pivotal solutions to address industry-specific requirements of business services; demand for and market acceptance of new and existing enterprise software and services; development of new functionalities which would allow healthcare support companies to compete more effectively and changes in the type of information required to compete in the service business. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2004 on Form 20-F filed on June 30, 2005 (and amended on October 11, 2005).  All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release.  The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.